FORM 3     U.S. SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
     WASHINGTON,  D.C.  20549            OMB  NUMBER    3235-0104
           EXPIRES:    SEPTEMBER  30,  1998
     INITIAL  STATEMENT  OF  BENEFICIAL OWNERSHIP OF SECURITIES      ESTIMATED
AVERAGE  BURDEN
(Print  or  Type  Responses)                      HOURS  PER  RESPONSE    0.5
     Filed  pursuant  to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1.    Name  and  Address of Reporting Person*     2.  Date of Event Re-quiring
Statement  (Month/Day/Year)       4.  Issuer Name AND Ticker or Trading Symbol
          TRIKON  TECHNOLOGIES,  INC.
      LENIHAN, JR.                    LAWRENCE                             D.
                    TRKN
  (Last)    (First)  (Middle)          5.  Relationship of Reporting Person(s)
to  Issuer          6.    If  Amendment,  Date  of  Original  (Month/Day/Year)
                             6/10/98     (Check all applicable)
     3.    IRS  or  Social  Se-curity  Number  of     X Director 10% Owner
354  PEQUOT  AVENUE                      Officer  (give  Other    (specify
(Street)       Reporting Person (Voluntary)        title below)  below)     7.
 Individual  or  Joint/Group  Filing  (Check  Applicable  Lines)
                 _X  Form  Filed  by  One  Reporting  Person
SOUTHPORT,                               CT                           06490
             ___    Form  Filed  by  More  than  One  Reporting  Person
   (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY
                                    OWNED
1.   Title of Security     2.  Amount of Securities Beneficially Owned     3.
Ownership  Form:    Direct (D) or Indirect (I)    (Instr. 5)     4.  Nature of
Indirect  Beneficial  Ownership    (Instr.  5)
(Instr.  4)          (Instr.  4)

NO  SECURITIES  OWNED










1. Title of Derivative Security 2. Date Exercisable and Expiration Date (Month/Day/Year) 3. Title and Amount of Securities Underlying Derivative
Security          4.    Conver-sion  or  Exercise Price of Deri-vative     5.
Owner-ship  Form  of  Deri-vative  Security:/          6.   Nature of Indirect
Beneficial  Ownership
       (Instr.  4)                       (Instr. 4)                 (Instr. 5)
     Date Exer-cisable     Expiration Date     Title     Amount or Number of
  Security              Direct  (D)  or  Indirect  (I)  (Instr.  5)
                                        Shares





Explanation  of  Responses:


          By:  /s/  Amiel  M.  Peretz                                6/19/98
                                           **Signature of Reporting Person
        Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
     See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).